EXHIBIT 10.36




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January 24, 1997




Dear:

Pursuant to a letter dated June 12, 1992 (the "Letter") from the Company's then President and Chief Executive Officer, you were provided certain severance benefits under certain circumstances following a Change in Control (as defined in the Letter). In the event you became entitled to such benefits in accordance with the term of the Letter, such benefits included the right to exercise all options that you then hold for a period equal to the lesser of five years or the remaining term of the option.

The Company now desires to modify those arrangements with respect to any options granted on or after the date hereof. In view of the Company's operations over the past year and in consideration of the Company's willingness to grant you
options to purchase       shares under the Company's Equity Incentive Plan, the
Company agrees, and you agree by signing where indicated below, that under the circumstances described in the Letter in which you become entitled to severance benefits following a Change in Control, the provisions regarding unexercised stock options shall not be applicable with respect to any options granted on or after the date hereof. Instead, under such circumstances, any unexercised options granted on or after the date hereof will become exercisable in full but will remain exercisable for the lesser of the period during which you are entitled to receive severance payments based on your base salary or the remaining term of the option.

If the foregoing accurately reflects our agreement, please so indicate by signing below.

Sincerely,                                   Accepted and agreed to as of
                                             this 24th day of January, 1997:


/s/ W. Keith Stoneback
-----------------------------------
    W. Keith Stoneback, President



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